Exhibit 99.1

Oct. 1, 2012

SAP Completes Acquisition of Ariba, Inc.

Combination Creates New Leader With Open Business Network for Cloud-Based Collaborative Commerce

WALLDORF, Germany and SUNNYVALE, Calif. — Oct. 1, 2012 — SAP AG (NYSE: SAP) today announced that it has completed its acquisition of Ariba, Inc. (NASDAQ: ARBA). All outstanding shares of Ariba (other than shares held by stockholders that have properly and validly perfected their appraisal rights under Delaware law) were converted into the right to receive $45.00 per share in cash, without interest and less any applicable withholding of taxes. Ariba has notified The Nasdaq Stock Market of the completion of the acquisition and expects trading of its common stock to be suspended pending delisting of such shares.

Driving New Models of Business-to-Business Collaboration

Through the acquisition, SAP will deliver an industry-leading end-to-end procurement solution and become the leader in the fast-growing segment of inter-enterprise cloud-based business networks. SAP plans to enable its more than 195,000 customers to easily connect to the Ariba business network through pre-built integration points — no matter what size or industry, and no matter whether on premise or on demand. SAP also plans to provide open access to the business network, extending the benefits of business collaboration to any company, on any system, from any provider.

“SAP and Ariba form a powerful combination, perfectly positioned to enable our customers to collaborate more efficiently with their global network of customers and partners,” said SAP Co-CEOs Bill McDermott and Jim Hagemann Snabe. “We share a common passion for customer-driven innovation and putting our customers at the center of everything we do. Together, we will create the premier business network to connect businesses and their systems to those of their trading partners and enable new processes only possible in a digital environment.”

Enabling the Networked Enterprise

Business networks are significantly more powerful than any single entity. The combination of the network and procurement solutions from Ariba and SAP will provide companies with 360-degree insights into their spending. By combining its business process expertise with Ariba’s business network, SAP enables the “Networked Enterprise,” empowering business to:

•	Connect to customers, suppliers and partners to facilitate collaborative commerce processes like sales, procurement and finance
•	Gain efficiency through cloud-based applications that automate and enable shared processes like sourcing, invoicing and payment
•	Become more informed through community intelligence, market insights, benchmarking and best practices for better performance and decisions

“Perceptive executives have come to understand that creating value means embracing networks of people and coordinating their efforts,” said Ariba CEO Bob Calderoni. “By combining SAP innovations and core applications with the Ariba Network, we can create new ways for businesses to collaborate through the cloud and deliver business results faster.”

SAP will consolidate all cloud-related supplier assets of SAP under Ariba, which will operate as an independent business under the name “Ariba, an SAP company.” Calderoni will be appointed to the SAP Global Managing Board subject to the consent of the SAP Supervisory Board.

For more information, visit www.ariba.com/go/sapnow and the SAP Newsroom.

SAP Completes Acquisition of Ariba, Inc.	Page 2

About Ariba

Ariba, an SAP company, is the world’s business commerce network. Ariba combines industry-leading cloud-based applications with the world’s largest web-based trading community to help companies discover and collaborate with a global network of partners. Using the Ariba® Network, businesses of all sizes can connect to their trading partners anywhere, at any time from any application or device to buy, sell and manage their cash more efficiently and effectively than ever before. Companies around the world use the Ariba Network to simplify inter-enterprise commerce and enhance the results that they deliver. Join them at: www.ariba.com

About SAP

As market leader in enterprise application software, SAP (NYSE: SAP) helps companies of all sizes and industries run better. From back office to boardroom, warehouse to storefront, desktop to mobile device – SAP empowers people and organizations to work together more efficiently and use business insight more effectively to stay ahead of the competition. SAP applications and services enable more than 195,000 customers (includes customers from the acquisition of SuccessFactors) to operate profitably, adapt continuously, and grow sustainably. For more information, visit www.sap.com.

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Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to SAP are intended to identify such forward-looking statements. SAP undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect SAP’s future financial results are discussed more fully in SAP’s filings with the U.S. Securities and Exchange Commission (“SEC”), including SAP’s most recent Annual Report on Form 20-F filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

© 2012 by SAP AG. All rights reserved.

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For customers interested in learning more about SAP products:

Global Customer Center: +49 180 534-34-24

United States Only: 1 (800) 872-1SAP (1-800-872-1727)

For more information, press only:

Christoph Liedtke, SAP, +49 (6227) 7-50383, christoph.liedtke@sap.com, CET

Jim Dever, SAP, +1 (610) 661-2161, james.dever@sap.com, EDT

SAP Press Office, +49 (6227) 7-46315, CET; +1 (610) 661-3200, EDT, press@sap.com

Karen Master, Ariba, +1 (412) 297-8177, kmaster@ariba.com, EDT

For more information, financial community only:

Stefan Gruber, SAP, +49 (6227) 7-44872, investor@sap.com, CET

John Duncan, Ariba, +1 (678) 336-2980, jduncan@ariba.com, EDT